Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pzena Investment Management, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-205165, No. 333-194885, No. 333-186957, No. 333-172257 and No. 333-155354) on Form S-3 of Pzena Investment Management, Inc. and Registration Statements (No. 333-163370 and No. 333-147027) on Forms S-8 of our reports dated March 11, 2016, with respect to the consolidated statements of financial condition as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Pzena Investment Management, Inc.

/s/ KPMG LLP

New York, New York
March 11, 2016